EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Reed's, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-3 of our report dated February 26, 2009, except for Note 5, as to which the date is March 27, 2009, relating to the financial statements of Reed's, Inc. as of December 31, 2008 and 2007 and for the years then ended, which appears in the Reed’s Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2008 and 2007 filed with the Securities and Exchange Commission on March 27, 2009. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountants

Los Angeles, California
May 14, 2009